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                                  EXHIBIT 1


VIA HAND DELIVERY

UTAH RESOURCES INTERNATIONAL, INC.
297 West Hilton Drive
Suite #4
St. George, Utah 84770

     Re:  Letter of Intent
          ----------------

Gentlemen:

     This letter will confirm the intention of Inter-Mountain Capital Corp., a Delaware corporation qualified to do business in Utah ("PURCHASER"), to acquire a majority interest in the shares of stock of Utah Resources International, Inc., a Utah corporation (the "COMPANY").

     By executing this letter, the parties confirm their intentions specified herein with respect to the proposed transaction, which are intended to and shall be legally binding and enforceable. Subject to the foregoing, it is the intention of the parties to proceed with the proposed transaction as follows:

     1. Purchaser shall acquire a majority stock interest in the Company through its acquisition of an amount up to fifty-one percent (51%) of the shares of the Company's $.10 par value stock (the "STOCK"), at Three and 35/100 Dollars ($3.35) per share (the "PURCHASE PRICE"). At the Closing of the acquisition of the Stock, which shall occur within sixty (60) days of acceptance by the Company of this letter (which shall be referred to as the "CLOSING" or the "CLOSING DATE"), Purchaser shall pay to the Company ten percent (10%) of the Purchase Price via wire transfer. The balance of the Purchase Price shall be evidenced by Purchaser's Installment Note (the "NOTE"), in an amount equal to ninety percent (90%) of the Purchase Price. The Note shall bear interest at a rate equal to the mid-term applicable federal rate published by the Internal Revenue Service, pursuant to Section 1274(d) of the Internal Revenue



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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 2

Code of 1986, as amended, in effect at the time of the Closing. The principal and interest accrued under the Note shall be due and payable August 1, 2001. The Note will be secured by a pledge of the Stock. In addition, the Company shall issue an option to Purchaser to acquire one hundred fifty thousand (150,000), or more, additional shares of the capital stock of the Company at an exercise price of Three and 35/100 Dollars ($3.35) per share, such that Purchaser under the terms of the options shall have at all times the right to own fifty-one percent (51%) of the Stock. The option to acquire will be exercisable for a period of ten (10) years from the date of the Closing.

     2. The parties will negotiate in good faith to enter into a definitive agreement within thirty (30) days of the date of acceptance of this letter by the Company, which will include customary representations and warranties, including without limitation, with respect to the ownership of the capital stock of the Company, the Company, its subsidiaries and their respective businesses, assets, (including, without limitation, the property where the Company is located), liabilities, including, without limitation, pension and profit sharing plans and tax liabilities, and financial condition, including a representation that the Company possesses all ownership or other unrestricted rights to all assets used or useful to the Company, including all patents, trademarks, trade names and other proprietary rights. The representations and warranties of both parties to the Agreement will survive the Closing Date for a period of two (2) years, excepting fraud and applicable tax statutes of limitation. The definitive agreement will also include customary covenants concerning the operation of the Company and its subsidiaries until the Closing.

     3.   a.   Subsequent to the Closing and at the earliest possible date, and in any event no later than six (6) months following the Closing, the Purchaser shall cause the Company to either (i) cause a 12,500 to 1 share reverse split of the Company's shares to shareholders of record as of the date hereof, at Three and 35/100 dollars ($3.35) per share, with fractional shareholders given the option to purchase additional shares to round up to one whole share following the reverse split (the parties agree that Purchaser may, at his option, be issued additional shares at a price per share equivalent to that set forth in Paragraph 1 above so that after the reverse stock split Purchaser shall own fifty-one percent (51%) of the outstanding shares of the Company. This covenant to allow the Purchaser to maintain its 51% ownership position shall apply to any issuance of stock by the Company until a Board of Directors is elected by vote of the shareholders after March of 1997); or (ii) to make an offer to purchase all outstanding shares of the Company's stock from any shareholder wishing to tender such shares (the "TENDER"). If the Tender is undertaken by the Company, the Tender shall provide that a shareholder must tender all of such shares in the Company and select one of the following two (2) options:

         (A) Under the first option, the Company shall make a Three and 35/100 Dollars ($3.35) offer to purchase all outstanding shares of the Company's stock from any



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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 3

     shareholder wishing to tender all of such shareholder's shares, with payment for the offered shares under this exercised first option, to occur at the initial closing of the Tender;

         (B) Under the second option, the Company shall make a Three and 85/100 Dollars ($3.85) offer to purchase all outstanding shares of the Company's stock from any shareholder wishing to tender all of such shareholder's shares, with payment for the offered shares under the exercised second option, to occur as follows:

                (I) One Dollar ($1.00) will be immediately payable to the offering shareholder at the initial closing of the tender; and

               (II) The remainder of the purchase price will be evidenced by a promissory note issued by the Company bearing interest at the lowest applicable federal rate in effect for short-term loans, payable eighteen (18) months from the date of closing (the "SECOND OPTION NOTE").

         (C) The Tender and the Reverse Split, as the case may be, shall be conditioned upon:

               (i) The Company obtaining a fairness opinion from a qualified and experienced financial advisor (investment banker, accountant, business appraiser or other qualified person or firm), chosen by the Company, providing that the option prices referred to above are fair to the Company's shareholders from a financial point of view in light of all of the circumstances surrounding this Agreement.

              (ii) The Company complying with all applicable provisions of federal and state law, including, without limitation, Section 13(e) of the Securities and Exchange Act of 1934, and the regulations promulgated thereunder, to the extent required.

             (iii) The Company obtaining financing for the Company to complete the Tender or the Reverse Split, as the case may be. Purchaser agrees that such financing will not require the personal guarantee of any existing officer or director of the Company. To secure its obligation to purchase the shares under the Tender, the Company will set aside land with sufficient fair market equity value to complete the Tender, net of encumbrances, and shall reserve that land by placing deed restrictions or other acceptable security in escrow with Zions First National Bank or another similar financial institution.


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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 4

              (iv) The Company will have six (6) months from the date of Closing to obtain financing and complete the Tender or the Reverse Split, as the case may be, subject in either case to receipt of appropriate governmental and regulatory clearances and approvals.

               (v) The notice to the Company's shareholders of the Tender and the Reverse Split, as the case may be, shall include disclosure that the Company may subsequently elect to take steps to take the Company private.

     4. The transaction will be subject, among other things, to Purchaser's satisfaction that the following conditions have been satisfied at or prior to the Closing:

         (a) Successfully completing, as determined by Purchaser in its sole discretion, Purchaser's due diligence of the Company, within forty-five
     (45) days following the acceptance by the Company of this letter and approval by its Board of Directors;

         (b) The parties entering into a definitive stock purchase agreement within the next thirty (30) days following the acceptance by the Company of this letter (the "AGREEMENT");

         (c) The Company obtaining all necessary corporate approvals, court consents (if necessary) and/or regulatory approvals or clearances, including, but not limited to, any consents and approvals from the Securities and Exchange Commission (provided, however, that the timing of filing for the Tender shall not be effected by this subparagraph), and any material consents of third parties;

         (d) The Company entering into an agreement, upon terms and conditions acceptable to Purchaser, with MidWest Railroad Construction and Maintenance Corporation, Robert D. Wolff and Judith J. Wolff (Robert D. Wolff and Judith J. Wolff together are the "WOLFFS"), whereby the shares of MidWest Railroad Construction and Maintenance Corporation owned by the Company shall be spun off to the Wolffs ("Spin Off Agreement"). The spin off shall be conditioned upon the receipt by the Company of an opinion from a qualified and experienced financial advisor (investment banker, accountant, business appraiser or other qualified person or firm) chosen by the Company, that the spin off is fair to the Company's shareholders "from a financial point of view." Further the Spin Off Agreement shall be conditioned upon providing appropriate tax indemnifications and acceptable bank account and transaction reconciliations to the Company. Also, Robert D. Wolff shall resign as President of the Company, and his employment agreement shall terminate. The Wolffs shall covenant that they will not, individually, collectively or through an affiliate, own shares or other ownership interest;

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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 5

     in any entity in which Purchaser or an affiliate thereof has a five percent (5%) ownership interest;

         (e) The Company obtaining an opinion from a qualified and experienced financial advisor (investment banker, accountant, business appraiser or other qualified person or firm), chosen by the Company, that the transactions contemplated by this Agreement are fair to the Company's shareholders "from a financial point of view"; and

         (f) The Company entering into an employment agreement with Gerry T. Brown, upon terms and conditions acceptable to Purchaser.

     5. The Company hereby indemnifies the Purchaser and its shareholders, officers and directors from and against any liability to the Company's shareholders, officers and/or directors arising out of the Purchaser's negotiation, execution and/or consummation of this letter, the Agreement and the transactions contemplated hereby.

     6. Purchaser agrees to take all actions necessary to cause the Company to honor the Company's obligations to indemnify its officers and directors to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company. Sufficient security for the ongoing indemnification of officers and directors shall be provided by the Company.

     7. Upon execution of this letter, it is agreed that the Purchaser and its representatives may conduct an investigation of the Company, its subsidiaries, and their respective businesses and shall have full access to the Company's and its subsidiaries' personnel, records and facilities as proper due diligence may require. Such investigation shall be conducted during normal business hours and in a manner not to materially interfere with normal business operations. All confidential information provided to a party pursuant to this Paragraph shall be kept confidential by such party, all documents (and copies thereof) provided to a party shall be promptly returned upon termination of this letter, and the parties shall be entitled to injunctive relief to enforce the provisions of this Paragraph 7.

     8. It is understood and agreed that all public disclosures relating to this transaction shall be through mutually agreed upon releases. The parties agree not to make such releases until the Agreement has been executed. Neither party shall, however, be prohibited from making any public disclosure deemed necessary in order to fulfill disclosure obligations imposed by regulation or law. In which event, the party making such a discloser shall inform the other party as to the nature and timing of its intended announcement as far in advance as is practicable.


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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 6

     9. At the Closing, the Purchaser shall receive the written resignations of all officers of the Company as the Purchaser shall request, and the Board of Directors of the Company shall elect John Fife, President and Chief Executive Officer of the Company.

     10. The Company, its shareholders, directors and officers covenant and agree that, except as otherwise contemplated in this letter, until the Closing Date, the business of the Company and its subsidiaries shall be conducted substantially as presently operated and solely in the normal and ordinary course; that there will be no changes in the capital structure of the Company and its subsidiaries; it will use its best efforts to preserve intact its present business organization and its relationship with persons having business dealings with it; that the Company and its subsidiaries will not enter into any material contract without the prior written consent of the Purchaser; and it will not issue any additional shares or sell any additional shares of its capital stock, nor instruments convertible into shares; and will consult with Purchaser regarding all material litigation involving the Company and/or its directors and officers. Since the date of the last financial statements of the Company furnished or to be furnished to the Purchaser prior to Closing, there has not been, nor will there be prior to the Closing, any distributions of any kind to the Company's shareholders, nor any increase in compensation or benefits to the shareholders, directors, officers and employees of the Company, other than that contemplated in the ordinary course of business.

     11. In recognition and consideration of the fact that the Purchaser will invest substantial money, time and effort in its investigation of the Company and in preparation and negotiation of the definitive agreement and in other matters relating to the proposed transaction, and as a result will forego or delay the conduct of other management activities, the Company and its principal shareholders agree to cause all discussion and negotiations with other parties to cease after approval of this letter agreement by the Company's Board of Directors and further agree not, directly or indirectly, to solicit offers or negotiate or permit their representatives to solicit offers or negotiate, from or with any other person or entity for the sale of all or any portion of the common stock, equity in or assets and business of the Company or any of its subsidiaries (other than with respect to sale of less than $100,000 in the ordinary course of business, dispositions of nonmaterial assets, and as contemplated in this transaction).

     12. Purchaser acknowledges that the Company and its directors are involved in several court actions and that it may be necessary to prosecute others, including a shareholders' derivative action against management of Morgan Gas & Oil Co. for mismanagement and breach of fiduciary duty.

     13. Purchaser understands that the Company's current Board of Directors was seated and is serving pursuant to the terms and conditions of a Settlement Agreement, which is operative until March of 1997.


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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 7

     14. Each of the parties agrees that no finder's fee or broker's commission shall by reason of its actions be payable by any party in connections with the transactions contemplated hereby, and no party knows of any such fee payable by any party. Each of the parties agrees to indemnify the other party hereto from any claim resulting from a breach by such party of this Paragraph 14.

     15. The Purchaser and the Company hereby agree that, if the transaction outlined herein is consummated, the Company will pay the respective out-of-pocket fees and expenses incurred by the parties in connection with the negotiation, preparation, execution and delivery of this letter, the Agreement and any other agreements or documents contemplated thereby and their due diligence investigation. If the transaction outlined here is not consummated, the Company will pay to the Purchaser an amount up to $15,000 to help defray Purchaser's actual out-of-pocket fees and expenses incurred in connection with the transaction contemplated herein.

     16. In the event this letter has not ben executed by the Company and returned to the Purchaser by April 5, 1996, this letter shall be null and void and of no further force and effect. This letter, if accepted by you, will constitute a binding contract and outlines the continuing negotiations of the parties and the parties direct their attorneys to proceed with the preparation of the Agreement. It is understood that this letter is not intended to set forth all of the terms of the Agreement and that the Agreement will contain additional customary terms. This letter will be binding on the Company only following ratification of its Chairman's execution of the letter of intent by the Company's Board of Directors. A majority of the Board of Directors have represented their intent to vote to ratify the letter's execution.


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UTAH RESOURCES INTERNATIONAL, INC.
April 5, 1996
Page 8

     If the above correctly sets forth your understanding of the proposed transaction, kindly so indicate by executing the enclosed copy of this letter in the space provided below. This letter shall not be effective unless all of the parties identified below shall have executed a counterpart of this letter in the space provided below.

                                   Very truly yours,

                                   INTER-MOUNTAIN CAPITAL CORP.



                                   By:  /s/ John Fife
                                   Its: President


AGREED and ACCEPTED this
5th day of April, 1996


UTAH RESOURCES INTERNATIONAL, INC.



By:  /s/ R. Dee Ericson
Its: Chairman of the Board